Exhibit 99.1

IntelGenx Confirms Execution of Lease and Construction Agreements

Saint Laurent, Quebec - May 05, 2015 - IntelGenx Corp. (TSXV: IGX) (OTCQX: IGXT) (“IntelGenx”, or the “Company”) today confirmed that it recently executed both the lease and construction agreements as anticipated, and as announced in IntelGenx’ press release dated March 31, 2015.

“The signing of both of these agreements represents a significant milestone for IntelGenx” stated Dr. Horst G. Zerbe, President and CEO of IntelGenx. “As previously announced, we plan to establish a state-of-the-art manufacturing facility for the future manufacture of our VersaFilm™ products as we believe that this represents a profitable business opportunity, will reduce our dependency upon third-party contract manufacturers, protect our manufacturing process knowhow and intellectual property, and will allow us to offer our clients and development partners full service from product conception through to supply of the finished product.”

On April 24, 2015 IntelGenx entered into an agreement to lease approximately 17,000 square feet in a property located at 6420 Abrams, St-Laurent, Quebec (the “Lease”). The Lease has a 10 year and 6 month term commencing on September 1, 2015 and IntelGenx has retained two options to extend the Lease, with each option being for an additional five years. Under the terms of the Lease, IntelGenx is required to pay base rent of approximately CAD$110 thousand (approximately $87 thousand) per year, which will increase at a rate of CAD$0.25 ($0.20) per square foot every two years. The Company plans to use the newly leased space to manufacture its oral film VersaFilm™ products, to enlarge its research and development capabilities, and for administration purposes.

On April 29, 2015 IntelGenx entered into an agreement for the construction of manufacturing facilities, laboratories, and offices within the property located at 6420 Abrams, St-Laurent, Quebec, at an aggregate cost of CAD$2.9 million (approximately $2.3 million). The construction agreement was awarded to BTL Construction Inc. (“BTL”) in Quebec following a tender process that was completed in December 2014. BTL specializes in the renovation of existing buildings for pharmaceutical use and has completed projects for various major pharmaceutical companies. The Company plans to fund this project from cash on hand. Construction is anticipated to be completed in Q3, 2015.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' development pipeline includes products for the treatment of indications such as severe depression, hypertension, erectile dysfunction, migraine, insomnia, CNS indications, idiopathic pulmonary fibrosis, oncology and pain, as well as animal health products. More information is available about the company at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “could,” “would,” and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTCQX has neither approved nor disapproved the contents of this press release.

COMPANY CONTACT:	INVESTOR CONTACT:
Dr. Horst G. Zerbe,	COCKRELL GROUP
President and CEO	Rich Cockrell
IntelGenx Technologies Corp.	877-889-1972
T: +1 514-331-7440 (ext. 201)	investorrelations@thecockrellgroup.com
F: +1 514-331-0436	cockrellgroup.com
horst@intelgenx.com
www.intelgenx.com